EX-FILING FEES

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Apollo Debt Solutions BDC

(Name of Issuer)

Apollo Debt Solutions BDC

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$82,881,225 (1)	0.0000927

Fees Previously Paid			$7,683.00 (2)

Total Transaction Valuation	$82,881,225 (1)

Total Fees Due for Filing			$7,683.00 (2)

Total Fees Previously Paid			$7,683.00

Total Fee Offsets			$0.00

Net Fee Due			$0.00

(1)

The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $7,683.00 was paid in connection with the filing of the Schedule TO-I by Apollo Debt Solutions BDC (File No. 005-93670) on August 15, 2022 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)	Calculated at $92.70 per $1,000,000.00 of the transaction value.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Apollo Debt Solutions BDC	SC TO-I	005-93670	August 15, 2022		$7,683.00

Fee Offset Sources					August 15, 2022		$7,683.00